Exhibit 23.2

GREG LAMB, CPA
6409 Viking Trail
Arlington, TX 76001

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 28, 2008 and restated July 28, 2008(December 31, 2007 as to note 1 going concern), accompanying the financial statements for the period ended from the date of inception March 12, 2004 to December 31, 2007 of Revolutionary Concepts, Inc. included in the Registration Statement Form S-1. We hereby consent to the use of the aforementioned report in the Registration Statement filed with the Securities and Exchange Commission on September 9, 2008.

/s/ Greg Lamb
Gregory Lance Lamb, CPA